Exhibit (j)

CUSTODY AGREEMENT

This Custody Services Agreement (collectively with all schedules, exhibits, amendments, and addenda hereto, this “Agreement”) is made by and between Fifth Third Bank, National Association, 38 Fountain Square Plaza, MD 1090X9, Cincinnati, OH 45263 (“Fifth Third” or “Custodian”), and the undersigned company (“Company”), and is made effective as of the date assets are first received by Fifth Third. Alternatively, if Fifth Third already holds the assets, this Agreement is effective upon the date this Agreement is executed by both client and Fifth Third.

Custodian and Company hereby agree as follows:

W I T N E S S E T H :

WHEREAS, the Company desires that the Securities and cash of each of the investment portfolios identified in Exhibit A hereto (such investment portfolios are individually referred to herein as a “Fund” and, collectively, as the “Funds”), be held and administered by the Custodian pursuant to this Agreement; and

WHEREAS, the Company is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Custodian represents that it is a bank having the qualifications prescribed in Section 26(a)(i) of the 1940 Act;

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Custodian hereby agree as follows:

ARTICLE I DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1.1        “Account(s)” means the custodial account maintained by the Custodian pursuant to this Agreement established in the name of and on behalf of the Company.

1.2        “Applications” means, collectively, the CAD Application, the Online Channel Access Agreement and the Channel Service Schedule Investment Advisor.

1.3        “Authorized Person” means any Officer or other person duly authorized by resolution of the Board to give Oral Instructions and Written Instructions on behalf of the Company and named in such resolutions of the Board, certified by an Officer, as may be received by the Custodian from time to time.

1.4        “Bank” means Fifth Third Bank, National Association.

1.5        “Bank Services” means services and products the Custodian or its affiliates provide to the Company that can be accessed through the Applications.

1.6        “Board” means the Company’s board of directors or board of trustees, as applicable, and the directors or trustees from time to time serving under the Company’s then-current organizational documents.

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1.7        “Book-Entry System” means a system of tracking ownership of securities where no certificate is given to investors.

1.8        “Business Day” means any day recognized as a settlement day by The New York Stock Exchange, Inc. and any other day for which the Company computes the net asset value of the Fund.

1.9        “Channel Access Application” means the then-current Access Channels and Channel Services made available to the Company by the Custodian.

1.10      “Channel Access System” means the overall concept or program, including the then- current systems, computers and communication facilities made available to the Company, which enables access to, and online management of, Bank Services.

1.11      “Channel Access Interface” means the methodology by which the Company uses the Channel Access Application to create an online connection to the Channel Access System, which will allow the Company to give Instructions and perform Transactions from a remote location.

1.12      “Channel Services” means the then-current access made available by the Custodian for the Company to give Instructions and perform Transactions pursuant to an Online Channel Access Agreement, which must be entered into separately between Custodian and the Company.

1.13      “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

1.14     “Commodity Futures Trading Commission (“CFTC”) means an independent U.S. federal agency established by the Commodity Futures Trading Commission Act of 1974.

1.15     “Corporate Action Information” means all information communicated to the Company related to Corporate Actions.

1.16     “Corporate Actions” means any actions undertaken by or relating to an issuer of Securities that has an effect upon the Company or a Fund including, without limitation, the inception of Court Actions.

1.17     “Custody Account” means any account in the name of the Fund, which is provided for in Section 3.2 below.

1.18      “Company Profile Schedule” means Schedule B, Part A and Part B or a certain Company Profile Schedule (Including Account Disclosures and Consents) form subsequently executed by Company and delivered to Custodian in which Company provides certain information and makes certain elections.

1.19      “Deposits” has the same meaning as provided in the Federal Deposit Insurance Act, 12U .S. Code § 1813(l), and refers to those Deposits held by Fifth Third Bank, National Association.

1.20      “DTC” means the Depository Trust Corporation.

1.21      “E-Sign Act” means United States Electronic Signatures in Global and National Commerce Act, P.L. 106-229.

1.22      “Eligible Foreign Custodian” means an entity that is incorporated or organized under the laws of a country, other than the United States, and that is a Qualified Foreign Bank (an organization entitled to certain exemptions from the nonbanking activities restrictions of the Bank Holding Company Act of 1956 [12 U.S.C. § 1841 et seq.], including for certain limited commercial and industrial activities in the United States) or a majority-owned direct or indirect subsidiary of a U.S. bank or bank-holding company.

1.23      “FDIC” means Federal Deposit Insurance Corporation.

1.24      “FINRA” means The Financial Industry Regulatory Authority.

1.25     “Foreign Depository” means (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended, identified to the Company from time to time, and (d) the respective successors and nominees of the foregoing.

1.26     “Institutional Delivery System (IDS)” means a trade confirmation and affirmation system provided by the DTC.

1.27     “Instruction(s)” means, collectively, Written Instructions and Oral Instructions, in a form and format acceptable to the Custodian, submitted by the Company and successfully received by the Custodian through the Applications or otherwise, which comply with all applicable requirements of the Custodian and the terms of this Agreement, which requests that a task be performed on behalf of the Company.

1.28      “Interfaces” means, collectively, the CAD Interface and the Channel Access Interface.

1.29     “Investment Advisor” means a person or business regulated by the Securities and Exchange Commission that provides investment advice or counsel, and is governed by the Investment Advisors Act of 1940.

1.30     “Manuals” means on-line or printed user manuals that describe the process and assist with the use of the Applications.

1.31      “Offeror” means a person or entity making a proposal to enter into a contract.

1.32      “Officer” means the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer of the Company.

1.33      “Online Channel Access Agreement” is a separate agreement that may be entered into between the Company and the Custodian, which provides the Company access to various websites or portals as well as direct access to, and management of, Bank Services provided by the Custodian.

1.34     “Options Clearing Corporation” means an organization established in 1972 to process and guarantee the transactions in options that take place on the organized exchanges.

1.35      “Oral Instructions” means Instructions orally transmitted to and accepted by the Custodian because such instructions are: (i) reasonably believed by the Custodian to have been given by an Authorized Person, (ii) recorded and kept among the records of the Custodian made in the ordinary course of business and (iii) orally confirmed by the Custodian.

1.36     “Proper Instructions” means Oral Instructions or Written Instructions. Proper Instructions may include recurring or continuous event only if they are written instructions.

1.37      “Property” means the property listed on a certain receipt(s) or as indicated on the confirmation separately supplied by the Custodian to the Company in connection with this Agreement, which may include, without limitation, common and preferred stocks, bonds, debentures, notes, money market instruments or other obligations, and any certificates, receipts, warrants or other instruments or documents representing rights to receive, purchase or subscribe for any of the foregoing, or evidencing any other rights or interests therein. Administrative Assets and Shadow Posted Assets are not Property of the Account.

1.38     “Securities” shall include, without limitation, common and preferred stocks, bonds, call options, put options, debentures, notes, bank certificates of deposit, bankers’ acceptances, mortgage-backed securities, other money market instruments or other obligations, and any certificates, receipts, warrants or other instruments or documents representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein, or any similar property or assets that the Custodian has the facilities to clear and to service.

1.39     “Securities Depository” means The Depository Trust Company and (provided that the Custodian shall have received a copy of a resolution of the Board, certified by an Officer, specifically approving the use of such clearing agency as a depository for the Fund) any other clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities and Exchange Act of 1934 (the “1934 Act”), which acts as a system for the central handling of Securities where all Securities of any particular class or series of an issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of the Securities.

1.40     “Shares” means the units of beneficial interest issued by the Company, including without limitation, units of beneficial interest in a Fund.

1.41      “Specified Country” means each country listed on Schedule A attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Company has given settlement instruction to the Custodian.

1.42      “System(s)” means, collectively, the CAD System and the Channel Access System.

1.43     “Transactions” means the Custodian’s performance of certain tasks pursuant to Instructions.

1.44      “Company ID” means a Company-specific user identification code.

1.45     “Voluntary Corporate Actions” means those Corporate Actions for which security holders are entitled or required to make an election or decision among alternative courses of action such as, among other things, certain tender offers, conversions, distributions or exchanges that are voluntary by their terms.

1.46     “Voluntary Election Instructions” means those messages timely delivered from the Company to the Custodian through the CAD System unambiguously identifying the Company’s election or decision among alternative courses of action triggered by the occurrence of a Voluntary Corporate Action.

1.47     “Written Instructions” means (i) written communications actually received by the Custodian and signed by one or more persons as the Board shall have from time to time authorized, or (ii) communications by telex or any other such system from a person or persons reasonably believed by the Custodian to be Authorized, (iii) communications transmitted electronically through the Institutional Delivery System (IDS), or (iv) communications transmitted through the use of Applications, as more fully set forth in Exhibit B, or any other similar electronic instruction system acceptable to Custodian and approved by resolutions of the Board, a copy of which, certified by an Officer, shall have been delivered to the Custodian.

ARTICLE II
APPOINTMENT OF THE CUSTODIAN

2.1        Appointment. The Company and Fund(s) hereby constitutes and appoints the Custodian as custodian of all Securities and cash owned by or in the possession of the Company at any time during the period of this Agreement, provided that such Securities or cash at all times shall be and remain the property of the Company.

2.2        Acceptance. The Custodian hereby accepts appointment as such custodian and agrees to perform the duties thereof as hereinafter set forth and in accordance with the 1940 Act as amended. Except as specifically set forth herein, the Custodian shall have no liability and assumes no responsibility for any non-compliance by the Company or a Fund of any laws, rules or regulations.

2.3        Scope of Services. The Custodian may make changes to the services based upon, legislative, regulatory, third party Depository, Custodian or sub custodian operational changes with the consent of the Company, which consent shall not be unreasonably withheld.

2.4        Foreign Custody. If applicable and or necessary the Custodian hereby accepts the delegation of responsibilities with respect to each Specified Country and agrees in performing the responsibilities as a foreign custody manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Company’s assets would exercise. The Custodian shall provide to the Board at such times as reasonable and appropriate based on the circumstances of the Company and any of the Company’s foreign custody arrangements, written reports notifying the Board of the placement of assets of the Company with a particular Foreign Depository and/or Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of such Company with any Foreign Depository. Under U.S. federal law, any part of a Fund kept by either the Custodian or any sub-custodians or Depositories in foreign locations (outside of the U.S.) is not insured by the FDIC. In the event of the liquidation of the Custodian, any sub-custodian, or any Depository, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks. The Custodian shall ensure that each engagement with a Eligible Foreign Custodian complies with the conditions set forth in Rule 17f-5(c) under the 1940 Act. The Custodian or its agent shall monitor the custody risks associated with maintaining the Company’s foreign assets at each such Foreign Depository on a continuing basis and shall promptly notify the Company or its adviser of any material changes in such risks.

2.5        Data Security. The Company will cause all persons using the Applications, or otherwise, to treat all applicable user and authorization codes, passwords and authentication keys with extreme care, and it will establish internal control and safekeeping procedures to restrict the availability of the same to persons duly authorized to give Instructions. The Company acknowledges that it has the sole responsibility to assure that only persons duly authorized use the Applications and that the Custodian shall not be responsible nor liable for any hack of the Custodian’s systems using any Company log-in or account information or for any other unauthorized use thereof.

2.6        SEC Shareholder Communications Disclosure. The Securities and Exchange Commission (SEC) has adopted a rule that requires the Custodian, as holder of securities, to contact the Company, the beneficial owner having authority to vote those securities, to determine whether the Company would like the Custodian to provide the Company’s name, address and share position to companies whose shares the Custodian holds for the Company’s benefit. With respect to Securities and Exchange Commission Rule 14b-2 under the U.S. Shareholder Communications Act, regarding disclosure of beneficial owners to issuers of securities, unless the Company objects on the Customer Profile Schedule, or to the Custodian elsewhere in writing, the Custodian will release said information to requesting companies.

ARTICLE III

CUSTODY OF CASH AND SECURITIES

3.1        Segregation. All Securities and non-cash property held by the Custodian for the account of the Company, except Securities maintained in a Securities Depository or Book-Entry System, shall be physically segregated from other Securities and non-cash property in the possession of the Custodian and shall be identified as subject to this Agreement.

3.2        Custody Account. The Custodian shall open and maintain in its trust department a custody account in the name of the Company, subject only to draft or order of the Custodian, in which the Custodian shall enter and carry all Securities, cash and other assets of the Company that are delivered to it.

3.3        Appointment of Agents. In its discretion, the Custodian may appoint, and at any time remove, any domestic bank or trust company that has been approved by the Board, which approval shall not be unreasonably withheld, and is qualified to act as a custodian under the 1940 Act, as sub-custodian to hold Securities and cash of the Company and to carry out such other provisions of this Agreement as it may determine, and may also open and maintain one or more banking accounts with such a bank or trust company (any such accounts to be in the name of the Custodian and subject only to its draft or order), provided, however, that the appointment of any such agent shall not relieve the Custodian of any of its obligations or liabilities under this Agreement.

3.4        Appointment of Foreign Agents. Except as may otherwise be agreed upon in writing, Assets of the Company shall, when required, at all times be maintained in custody of a Foreign Depository. With respect to holding the Company assets with an Eligible Foreign Custodian, it is expressly understood and agreed that:

(a)	The Custodian will endeavor, to the extent feasible, to hold securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration, or where such Securities are acquired;

(b)	Cash which is maintained in a foreign country will be in any currency which may be legally held in such country and may be held in non-interest bearing accounts;

(c)	Foreign Depositories may hold Securities in central securities depositories or clearing agencies in which such participates;

(d)	Unless otherwise agreed to in writing by the parties hereto or otherwise required by local law or practice, Securities deposited with a Foreign Depository will be held in a single account in the name of the Custodian or its designee sub-custodian as custodian or trustee for its customers;

(e)	Settlement of and payment for Securities received for, and delivered from the Company may be made in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including without limitation, the delivery of Securities to a purchaser, broker, dealer or their prospective agents either against a receipt for future payment or without any payment (so-called “free delivery”); and

(f)	The Company is solely responsible for the payment of and the reclamation, where applicable, of taxes. The Custodian will, however, cooperate with the Company in connection with the Company’s payment or reclamation of taxes and shall make the necessary filings in connection with obtaining tax exemptions and tax reclamations, which are available to the Company.

3.5        Delivery of Assets to the Custodian. The Company shall deliver, or cause to be delivered, to the Custodian all of the Company’s applicable Securities, cash and other assets, including (a) all payments of income, payments of principal and capital distributions received by the Company with respect to such Securities, cash or other assets owned by the Company at any time during the period of this Agreement, and (b) all cash received by the Company for the issuance, at any time during such period, of shares. The Custodian shall not be responsible for such Securities, cash or other assets until actually received by it.

3.6        Securities Depositories and Book-Entry Systems. The Custodian may deposit and/or maintain Securities of the Company in a Securities Depository or in a Book-Entry System, subject to the following provisions:

(a)	Prior to a deposit of Securities of the Company in any Securities Depository or Book-Entry System, the Company shall deliver to the Custodian a resolution of the Board, certified by an Officer, authorizing and instructing the Custodian on an on- going basis to deposit in such Securities Depository or Book-Entry System all Securities eligible for deposit therein and to make use of such Securities Depository or Book-Entry System to the extent possible and practical in connection with its performance hereunder, including, without limitation, in connection with settlements of purchases and sales of Securities, loans of Securities, and deliveries and returns of collateral consisting of Securities.

(b)	Securities of the Company kept in a Book-Entry System or Securities Depository shall be kept in an account (“Depository Account”) of the Custodian in such Book- Entry System or Securities Depository, which includes only assets held by the Custodian as a fiduciary, custodian or otherwise for customers.

(c)	The records of the Custodian and the Custodian’s account on the books of the Book-Entry System and Securities Depository as the case may be, with respect to Securities of the Company maintained in a Book-Entry System or Securities Depository shall, by Book-Entry, or otherwise identify such Securities as belonging to such Fund.

(d)	If Securities purchased by the Company for a Fund are to be held in a Book-Entry System or Securities Depository, the Custodian shall pay for such Securities upon (i) receipt of advice from the Book-Entry System or Securities Depository that such Securities have been transferred to the Depository Account, and (ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of such Company. If Securities sold by the Company are held in a Book-Entry System or Securities Depository, the Custodian shall transfer such Securities upon (i) receipt of advice from the Book-Entry System or Securities Depository that payment for such Securities has been transferred to the Depository Account, and (ii) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the Company.

(e)	Upon request, the Custodian shall provide the Company with copies of any report (obtained by the Custodian from a Book-Entry System or Securities Depository in which Securities of any Fund is kept) on the internal accounting controls and procedures for safeguarding Securities deposited in such Book-Entry System or Securities Depository.

(f)	Notwithstanding any other provision in this Agreement, the Custodian hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon any delivery of a certificate that the Custodian has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the Investment Company Act of 1940, as amended.

(g)	Anything to the contrary in this Agreement notwithstanding, the Custodian shall be liable to the Company for any loss or damage to the Company resulting (i) from the use of a Book-Entry System or Securities Depository by reason of any negligence or willful misconduct on the part of the Custodian or any sub-custodian appointed pursuant to Section 3.3 or 3.4 above or any of its or their employees, or (ii) from failure of the Custodian or any such sub-custodian to enforce effectively such rights as it may have against a Book-Entry System or Securities Depository. At its election, the Company shall be subrogated to the rights of the Custodian with respect to any claim against a Book-Entry System or Securities Depository or any other person for any loss or damage to the Company arising from the use of such Book-Entry System or Securities Depository, if and to the extent that the Company has been made whole for any such loss or damage.

3.7        Disbursement of Moneys from Custody Accounts. Upon receipt of Proper Instructions, the Custodian shall disburse moneys from the Custody Account but only in the following cases:

(a)	For the purchase of Securities for the Company but only upon compliance with Section 4.1 of this Agreement and only (i) in the case of Securities (other than options on Securities, futures contracts and options on futures contracts), against the delivery to the Custodian (or any sub-custodian appointed pursuant to Section 3.3 or 3.4 above) of such Securities registered as provided in Section 3.10 below in proper form for transfer, or if the purchase of such Securities is effected through a Book-Entry System or Securities Depository, in accordance with the conditions set forth in Section 3.6 above; (ii) in the case of options on Securities, against delivery to the Custodian (or such sub-custodian) of such receipts as are required by the customs prevailing among dealers in such options; (iii) in the case of futures contracts and options on futures contracts, against delivery to the Custodian (or such sub-custodian) of evidence of title thereto in favor of the Company or any nominee referred to in Section 3.10 below; and (iv) in the case of repurchase or reverse repurchase agreements entered into between the Company and a bank, which is a member of the Federal Reserve System, or between the Company and a primary dealer in U.S. Government securities, against delivery of the purchased Securities either in certificate form or through an entry crediting the Custodian’s account at a Book-Entry System or Securities Depository for the account of the Company with such Securities;

(b)	In connection with the conversion, exchange or surrender, as set forth in Section 3.8(f) below, of Securities owned by the Company;

(c)	For the payment of any dividends or capital gain distributions declared by the Company;

(d)	In payment of the redemption price of Shares as provided in Article V below;

(e)	For the payment of any expense or liability incurred by the Company, including but not limited to the following payments for the account of a Company: interest taxes administration, investment management, investment advisory, accounting, auditing, transfer agent, custodian, trustee and legal fees; and other operating expenses of the Company; in all cases, whether or not such expenses are to be in whole or in part capitalized or treated as deferred expenses;

(f)	For transfer in accordance with the provisions of any agreement among the Company, the Custodian and a broker-dealer registered under the 1934 Act and a member of FINRA, relating to compliance with rules of The Options Clearing Corporation and of any registered national securities exchange (or of any similar organization or organizations) regarding escrow or other arrangements in connection with transactions by the Company;

(g)	For transfer in accordance with the provisions of any agreement among the Company, the Custodian, and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any contract market (or any similar organization or organizations) regarding account deposits in connection with transactions by the Company;

(h)	For the funding of any uncertificated time deposit or other interest-bearing account with any banking institution (including the Custodian), which deposit or account has a term of one year or less; and

(i)	For any other proper purposes, but only upon receipt, in addition to Proper Instructions, of a copy of a resolution of the Board, certified by an Officer, specifying the amount and purpose of such payment, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is to be made.

3.8        Delivery of Securities from Custody Accounts. Upon receipt of Proper Instructions, the Custodian shall release and deliver Securities from a Custody Account but only in the following cases:

(a)	Upon the sale of Securities for the account of a Fund but only against receipt of payment therefore in cash, by certified or cashier’s check or bank credit;

(b)	In the case of a sale effected through a Book-Entry System or Securities Depository, in accordance with the provisions of Section 3.6 above;

(c)	To an Offeror’s depository agent in connection with tender or other similar offers for Securities of a Fund; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

(d)	To the issuer thereof or its agent (i) for transfer into the name of the Company, the Custodian or any sub-custodian appointed pursuant to Section 3.3 or 3.4 above, or of any nominee or nominees of any of the foregoing, or (ii) for exchange for a different number of certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new Securities are to be delivered to the Custodian;

(e)	To the broker selling Securities, for examination in accordance with the “street delivery” custom;

(f)	For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the issuer of such Securities, or pursuant to provisions for conversion contained in such Securities, or pursuant to any deposit agreement, including surrender or receipt of underlying Securities in connection with the issuance or cancellation of depository receipts; provided that, in any such case, the new Securities and cash, if any, are to be delivered to the Custodian;

(g)	Upon receipt of payment therefore pursuant to any repurchase or reverse repurchase agreement entered into by a Fund;

(h)	Upon the exercise of warrants, rights or similar Securities, provided, however, that in any such case, the new Securities and cash, if any, are to be delivered to the Custodian;

(i)	For delivery in connection with any loans of Securities of a Fund, but only against receipt of such collateral as the Company shall have specified to the Custodian in Proper Instructions;

(j)	For delivery as security in connection with any borrowings by the Company on behalf of a Fund requiring a pledge of assets by such Fund, but only against receipt by the Custodian of the amounts borrowed;

(k)	Pursuant to any authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Company or a Fund;

(l)	For delivery in accordance with the provisions of any agreement among the Company, the Custodian and a broker-dealer registered under the 1934 Act and a member of FINRA, relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or of any similar organization or organizations) regarding escrow or other arrangements in connection with transactions by the Company on behalf of a Fund;

(m)	For delivery in accordance with the provisions of any agreement among the Company (on behalf of a Fund), the Custodian, and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any contract market (or any similar organization or organizations) regarding account deposits in connection with transactions by the Company (on behalf of a Fund); or

(n)	For any other proper corporate purposes, but only upon receipt, in addition to Proper Instructions, of a copy of a resolution of the Board, certified by an Officer, specifying the Securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of such Securities shall be made.

3.9        Actions Not Requiring Proper Instructions. Unless otherwise instructed by the Company, the Custodian shall with respect to all Securities held for a Fund;

(a)	Subject to Section 7.4 below, collect on a timely basis all income and other payments to which the Company is entitled either by law or pursuant to custom in the securities business;

(b)	Present for payment and, subject to Section 7.4 below, collect on a timely basis the amount payable upon all Securities which may mature or be called, redeemed, or retired, or otherwise become payable;

(c)	Endorse for collection, in the name of the Company, checks, drafts and other negotiable instruments;

(d)	Surrender interim receipts or Securities in temporary form for Securities in definitive form;

(e)	Execute, as Custodian, any necessary declarations or certificates of ownership under the federal income tax laws or the laws or regulations of any other taxing authority now or hereafter in effect, and prepare and submit reports to the Internal Revenue Service (“IRS”) and to the Company at such time, in such manner and containing such information as is prescribed by the IRS;

(f)	Hold for a Fund, either directly or, with respect to Securities held therein, through a Book-Entry System or Securities Depository, all rights and similar securities issued with respect to Securities of the Fund; and

(g)	In general, and except as otherwise directed in Proper Instructions, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with Securities and assets of the Company.

3.10      Registration and Transfer of Securities. All Securities held for a Fund that are issued or issuable only in bearer form shall be held by the Custodian in that form, provided that any such Securities shall be held in a Book-Entry System for the account of the Company on behalf of a Fund, if eligible therefore. All other Securities held for the Company may be registered in the name of the Company on behalf of such Fund, the Custodian, or any sub-custodian appointed pursuant to Section 3.3 above, or in the name of any nominee of any of them, or in the name of a Book-Entry System, Securities Depository or any nominee of either thereof; provided, however, that such Securities are held specifically for the account of the Company on behalf of a Fund. The Company shall furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of any of the nominees hereinabove referred to or in the name of a Book-Entry System or Securities Depository, any Securities registered in the name of a Fund.

3.11      Records.

(a)	The Custodian shall maintain, by Company, complete and accurate records with respect to Securities, cash or other property held for the Company, including:

i.	journals or other records of original entry containing an itemized daily record in detail of all receipts and deliveries of Securities and all receipts and disbursements of cash;

ii.	ledgers (or other records) reflecting Securities in transfer, Securities in physical possession, monies and Securities borrowed and monies and Securities loaned (together with a record of the collateral therefor and substitutions of such collateral), dividends and interest received, and dividends receivable and interest accrued; and

iii.	canceled checks and bank records related thereto.

(b)	The Custodian shall keep such other books and records of the Company as the Company shall reasonably request, or as may be required by the 1940 Act, including, but not limited to those necessary to comply with Section 3.1 and Rule 31a-1 and Rule 31a-2 promulgated thereunder.

(c)	All such books and records maintained by the Custodian shall (i) be maintained in a form acceptable to the Company and in compliance with rules and regulations of the Securities and Exchange Commission, (ii) be the property of the Company and at all times during the regular business hours of the Custodian be made available upon request for inspection by duly authorized Officers, employees or agents of the Company and employees or agents of the Securities and Exchange Commission, and (iii) if required to be maintained by Rule 31a-1 under the 1940 Act, be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act.

(d)	The Custodian agrees to comply with all Company obligations requiring the examination of the Securities and investments held in the Account, which conduct of such examinations are the responsibility of the Company. The Company acknowledges and agrees that it must comply with all legal requirements for annual, semi-annual, and any other required examinations by an independent public accountant.

3.12      Fund Reports by Custodian. The Custodian shall furnish the Company with a daily activity statement by Fund and a summary of all transfers to or from the Custody Account on the day following such transfers. At least monthly and from time to time, the Custodian shall furnish the Company with a detailed statement, by Fund, of the Securities and moneys held for the Company under this Agreement. Express or tacit approval of such statement or report implies acceptance of the various entries listed therein and approval of any reservations made by the Custodian. Thereafter, the Company assumes the responsibility to correct any and all errors.

3.13     Other Reports by the Custodian. The Custodian shall provide the Company with such reports as the Company may reasonably request from time to time on the internal accounting controls and procedures for safeguarding Securities, which are employed by the Custodian or any sub-custodian appointed pursuant to Section 3.3 or 3.4 above.

3.14     Proxies. The Custodian, with respect to all Securities, however registered, shall cause the proxy voting rights to be exercised by the Company or its designee. With respect to securities issued outside of the United States, at the request of the Company, the Custodian or it’s agent will provide the Company or it’s designee with access of global proxy services (the cost of which will be paid by the Company). Other than providing access to such provider of global proxy services, the Custodian or its agent shall have no obligation with respect to voting such proxies.

3.15     Information on Corporate Actions.

(a)	The Custodian will promptly notify the Company of Corporate Actions limited to those Securities registered in nominee name and to those Securities held at a Depository or sub-custodian acting as agent for the Custodian. The Custodian will be responsible only if the notice of such Corporate Actions is published by Xcitek, DTC, or received by first class mail from the transfer agent. For market announcements not yet received and distributed by the Custodian’s services, the Company will inform its custody representative with appropriate instructions. The Custodian will, upon receipt of the Company’s response within the required deadline, affect such action for receipt or payment for the Company. For those responses received after the deadline, the Custodian will affect such action for receipt or payment, subject to the limitations of the agent(s) affecting such actions. The Company shall review all Corporate Action Information made available to the Company by the Custodian via the CAD System. The Company may elect not to provide Voluntary Election Instructions in response to a Voluntary Corporate Action. The Custodian has no duty to ensure that the Company provides a response or Voluntary Election Instructions in response to a Voluntary Corporate Action.

(b)	The Custodian will promptly notify the Company for put options only if the notice is received by first class mail from the agent. The Company will provide or cause to be provided to the Custodian with all relevant information contained in the prospectus for any security which has unique put/option provisions and provide the Custodian with specific tender instructions at least ten business days prior to the beginning date of the tender period.

3.16     Securities Class Action Services. The Custodian will only provide notification of any class action to the Company. Custodian’s reporting will be based on its actual knowledge of securities that the Company has deposited with the Bank during the term of the current Custody Agreement. Securities held by the Company elsewhere or not in the account at the time the Bank began to provide custody services are deemed to be outside of the actual knowledge of Fifth Third. The Custodian will have no responsibility to file claims on behalf of the Company.

3.17     Lien or Charge. Except as explicitly agreed by the Company as set forth herein, no Securities or other investments held in the Account will be subject to any lien or charge in favor of the Custodian.

ARTICLE IV

PURCHASE AND SALE OF INVESTMENTS OF THE FUND

4.1        Purchase of Securities. Promptly upon each purchase of Securities for the Company, Written Instructions shall be delivered to the Custodian, specifying (a) the name of the issuer or writer of such Securities, and the title or other description thereof, (b) the number of shares, principal amount (and accrued interest, if any) or other units purchased, (c) the date of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase, and (f) the name of the person to whom such amount is payable. The Custodian shall upon receipt of such Securities purchased by a Fund pay out of the moneys held for the account of such Fund the total amount specified in such Written Instructions to the person named therein. The Custodian shall not be under any obligation to pay out moneys to cover the cost of a purchase of Securities for a Fund, if in the relevant Custody Account there is insufficient cash available to settle the purchase of Securities in the Fund.

4.2        Liability for Payment in Advance of Receipt of Securities Purchased. In each and every case where payment for the purchase of Securities for a Fund is made by the Custodian in advance of receipt for the account of the Fund of the Securities purchased but in the absence of specific Proper Instructions to so pay in advance, the Custodian shall be liable to the Fund for such Securities to the same extent as if the Securities had been received by the Custodian.

4.3        Sale of Securities. Promptly upon each sale of Securities by a Fund, Written Instructions shall be delivered to the Custodian, specifying (a) the name of the issuer or writer of such Securities, and the title or other description thereof, (b) the number of shares, principal amount (and accrued interest, if any), or other units sold, (c) the date of sale and settlement (d) the sale price per unit, (e) the total amount payable upon such sale, and (f) the person to whom such Securities are to be delivered. Upon receipt of the total amount payable to the Company as specified in such Written Instructions, the Custodian shall deliver such Securities to the person specified in such Written Instructions. Subject to the foregoing, the Custodian may accept payment in such form as shall be satisfactory to it, and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.

4.4        Delivery of Securities Sold. Notwithstanding Section 4.3 above or any other provision of this Agreement, the Custodian, when instructed to deliver Securities against payment, shall be entitled, if in accordance with generally accepted market practices and procedures in the foreign or domestic jurisdiction in which the transaction occurs, to deliver such Securities prior to actual receipt of final payment therefor. In any such case, the Company shall bear the risk that final payment for such Securities may not be made or that such Securities may be returned or otherwise held or disposed of by or through the person to whom they were delivered, and the Custodian shall have no liability for any of the foregoing.

4.5        Payment for Securities Sold, Etc. In its sole discretion and from time to time, the Custodian may credit the relevant Custody Account, prior to actual receipt of final payment thereof, with (i) proceeds from the sale of Securities which it has been instructed to deliver against payment, (ii) proceeds from the redemption of Securities or other assets of the Company, and (iii) income from cash, Securities or other assets of the Company. Any such credit shall be conditional upon actual receipt by the Custodian of final payment and may be reversed if final payment is not actually received in full. The Custodian may, in its sole discretion and from time to time, permit the Company to use funds so credited to its Custody Account in anticipation of actual receipt of final payment. Any such funds shall be repayable immediately upon demand made by the Custodian at any time prior to the actual receipt of all final payments in anticipation of which funds were credited to the Custody Account.

4.6        Advances by the Custodian for Settlement. The Custodian may, in its sole discretion and from time to time, advance funds to the Company or its designee to facilitate the settlement of a Company transaction on behalf of a Fund in its Custody Account. In consideration of the services to be rendered pursuant to this agreement, the Company shall pay the Custodian in accordance with the Fee Schedule annexed hereto as Exhibit C. A compensating balance arrangement will be in place for each Custody Account for the Company. Cash balance credits will be calculated daily in the Custody Account for each Fund. The monthly aggregate cash balance credit will offset the monthly aggregate overdraft balances. The net aggregate credit or overdraft balance amount will be applied to the monthly custody fee invoice for each Fund. No more than one months’ custody fee can be offset by any month’s net cash balance credit.

4.7        Non-Advisory Role. In relation to this Agreement, the Custodian does not recommend any particular advisory service or products, nor does Custodian offer any such advice regarding the nature, potential value, or suitability of any particular security or investment strategy. The Company acknowledges that all purchases, sales, investments, Instructions and Transactions are initiated and performed independently by the Company at the Company’s sole risk. The Company further acknowledges that, unless an investment consists of an insured deposit account maintained at Custodian, no such purchases, sales, investments, Instructions or Transactions will be insured or guaranteed by the Custodian or any governmental or regulatory agency. The Company agrees that the Custodian provides no service in relation to, and therefore has no duty or responsibility to, the following: (i) question Instructions or make any suggestions to the Company regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of cash and Securities; (iii) advise the Company regarding any default in the payment of principal or income of any Security; or (iv) evaluate or report to the Company regarding the financial condition of any broker, agent or other party to which the Custodian is instructed to deliver cash and Securities or cash. The Custodian is permitted to rely upon Instructions from an investment advisor, if such investment advisor is designated in writing by the Company, to provide Instructions to disburse cash from the Company if such Instructions are given in connection with or in accordance with Securities trading activity. Any other Instructions to disburse cash from the Company’s account must come from an Authorized Person, but excluding any investment advisor designated by the Company. No investment advisor will have any authority to provide the Custodian with any instruction to disburse cash from the Company’s account on behalf of the Company except as contemplated above.

ARTICLE V
REDEMPTION OF SHARES

From such funds as may be available for the purpose in the relevant Custody Account, and upon receipt of Proper Instructions specifying that the funds are required to redeem Shares, the Custodian shall wire each amount specified in such Proper Instructions to or through such bank as the Company may designate with respect to such amount in such Proper Instructions. Upon effecting payment or distribution in accordance with proper Instruction, the Custodian shall not be under any obligation or have any responsibility thereafter with respect to any such paying bank.

ARTICLE VI
SEGREGATED ASSETS

Certain Fund Transactions (e.g., when-issued securities, delayed delivery transactions, and reverse repurchase agreements) require the Fund to segregate liquid assets sufficient to cover the future liability involved in these transactions. The Fund’s Investment Advisor will instruct the custodian to segregate those assets on the custodian’s books. The Custodian need not physically segregate the assets. The Custodian may note on its books that the selected assets are “segregated.” The Advisor will review the value of the segregated assets and will instruct the Custodian to place additional assets in the Segregated Asset status if the value of the assets falls below the commitment value of the Fund. The Custodian will provide internet report access to authorized representatives of the Advisor. The Advisor will review the Custodian’s report for compliance.

ARTICLE VII
CONCERNING THE CUSTODIAN

7.1        Standard of Care. The Custodian shall be held to the exercise of reasonable care in carrying out its obligations under this Agreement, and shall be without liability to the Company for any loss, damage, cost, expense (including attorneys’ fees and disbursements), liability or claim unless such loss, damages, cost, expense, liability or claim arises from negligence, bad faith or willful misconduct on its part or on the part of any sub-custodian appointed pursuant to Section 3.3 above. The Custodian will not be liable for special incidental or punitive damages. The Custodian shall be entitled to rely on and may act upon advice of counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. The Custodian shall promptly notify the Company of any action taken or omitted by the Custodian pursuant to advice of counsel. The Custodian shall not be under any obligation at any time to ascertain whether the Company is in compliance with the 1940 Act, the regulations thereunder, the provisions of the Company’s charter documents or by-laws, or its investment objectives and policies as then in effect.

With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence

(a)	to provide the Fund with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and

(b)	to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from sub-custodians or through publicly available information otherwise obtained by the Custodian, and shall not include any evaluation of Country Risks. As used herein the term “Country Risks” shall mean with respect to any Foreign Depository:

i.	the financial infrastructure of the country in which it is organized,

ii.	such country’s prevailing settlement practices,

iii.	nationalization, expropriation or other governmental actions,

iv.	such country’s regulation of the banking or securities industry,

v.	currency controls, restrictions, devaluations or fluctuations, and

vi.	market conditions, which affect the order execution of securities transactions or affect the value of securities.

7.2        Actual Collection Required. The Custodian shall not be liable for, or considered to be the custodian of, any cash belonging to the Company or any money represented by a check, draft or other instrument for the payment of money, until the Custodian or its agents actually receive such cash or collect on such instrument.

7.3        No Responsibility for Title, Etc. So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received or delivered by it pursuant to this Agreement.

7.4        Limitation on Duty to Collect. The Custodian shall not be required to enforce collection, by legal means or otherwise, of any money or property due and payable with respect to Securities held for the Company if such Securities are in default or payment is not made after due demand or presentation.

7.5        Reliance Upon Documents and Instructions. The Custodian shall be entitled to rely upon any certificate, notice or other instrument received by it in writing, orally, electronically, by facsimile, by email, by bank wire, or by other means, and reasonably believed by it to be genuine. The Custodian shall be entitled to rely upon any Oral Instructions and/or any Written Instructions actually received by it pursuant to this Agreement, so long as the Custodian believes in good faith that such Instructions have been given by an Authorized Person or agent acting on behalf of the Company. The Custodian is further authorized to rely and act upon Instructions transmitted electronically through the Applications, the Institutional Delivery System (IDS) as may then be available through DTC, a customer data entry system acceptable to the Custodian, or any other similar electronic instruction system acceptable to the Custodian. The Custodian will not be liable for any failure to execute Instructions or failure to receive Securities due to incorrect, incomplete, conflicting or untimely instructions. The Custodian, in its discretion, is authorized to accept and act upon Instructions from the Company, whether given orally by telephone or otherwise (including the Custodian’s callback procedures where applicable), which the Custodian in good faith believes to be genuine. The Custodian’s records will be conclusive as to the content of any such Instruction, regardless of whether confirmation is received. The Custodian has established cut-off times for receipt of Instructions, which shall be made available to the Company. If the Custodian receives an Instruction after its established cut-off time, the Custodian shall attempt to act upon the Instruction on the day requested if the Custodian deems it practicable to do so or otherwise as soon as practicable after that day.

7.6        Confidential Records. The Custodian shall treat all records and information relating to the Company as confidential, except that it may disclose such information after prior approval of the Company, such approval not to be unreasonably withheld. The Custodian will be authorized to disclose any information regarding the Company that is required to be disclosed by any law, governmental regulation or court order in effect without having received the Company’s prior approval. The Custodian acknowledges that the records and information relating to the Company and its accounts may include sensitive information, which may consist of information from the Company concerning its former, current or prospective clients. Such information may include but is not limited to non-public, personally identifiable information as defined in data protection laws or regulations, including without limitation Title V of the Gramm-Leach-Bliley Act (Pub. L. 106-102). The Custodian agrees to use commercially reasonable means including data security policies and procedures that are designed to assure the security and confidentiality of such information and to prevent unauthorized access to or disclosure thereof.

7.7        Express Duties Only. The Custodian shall have no duties or obligations whatsoever except such duties and obligations as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Custodian.

7.8        Cooperation. The Custodian shall cooperate with and supply necessary information, by the Company, to the entity or entities appointed by the Company to keep the books of account of the Company and/or compute the value of the assets of the Company. The Custodian shall take all such reasonable actions as the Company may from time to time request to enable the Company to obtain, from year to year, favorable opinions from the Company’s independent accountants with respect to the Custodian’s activities hereunder in connection with (a) the preparation of the Company’s report on Form N- 1A and Form N-SAR and any other reports required by the Securities and Exchange Commission, and (b) the fulfillment by the Company of any other requirements of the Securities and Exchange Commission.

ARTICLE VIII
INDEMNIFICATION

8.1        Indemnification. The Company shall indemnify and hold harmless the Custodian and any sub-custodian appointed pursuant to Section 3.3 or 3.4 above, and any nominee of the Custodian or of such sub-custodian from and against any loss, damage, cost, expense (including attorneys’ fees and disbursements), liability (including, without limitation, liability arising under the Securities Act of 1933, the 1934 Act, the 1940 Act, and any state or foreign securities and/or banking laws) or claim arising directly or indirectly (a) from the fact that Securities are registered in the name of any such nominee, or (b) from any action or inaction by the Custodian or such sub-custodian (i) at the request or direction of or in reliance on the advice of the Company, or (ii) upon Proper Instructions, or (c) generally, from the performance of its obligations under this Agreement or any sub-custody agreement with a sub-custodian appointed pursuant to Section 3.3 or 3.4 above or, in the case of any such sub-custodian, from the performance of its obligations under such custody agreement, provided that neither the Custodian nor any such sub-custodian shall be indemnified and held harmless from and against any such loss, damage, cost, expense, liability or claim arising from the Custodian’s or such sub-custodian’s negligence, bad faith or willful misconduct.

8.2        Indemnity to be Provided. If the Company requests the Custodian to take any action with respect to Securities, which may, in the opinion of the Custodian, result in the Custodian or its nominee becoming liable for the payment of money or incurring liability of some other form, the Custodian shall not be required to take such action until the Company shall indemnify and have provided a separate agreement to indemnify the Custodian in an amount and form satisfactory to the Custodian.

ARTICLE IX
FORCE MAJEURE

Neither the Custodian nor the Company shall be liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; strikes; pandemics; epidemics; riots; power failures; computer failure; any quarantines or closures ordered by governmental entities or agencies; and any such circumstances beyond its reasonable control as may cause interruption; loss or malfunction of utility; transportation; computer (hardware or software) or telephone communication service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; provided, however, that the Custodian in the event of a failure or delay shall use its best efforts to ameliorate the effects of any such failure or delay. Notwithstanding the foregoing, the Custodian shall maintain sufficient disaster recovery procedures to minimize interruptions.

ARTICLE X

EFFECTIVE PERIOD; TERMINATION

10.1      Effective Period. This Agreement shall become effective as of the date first set forth above and shall continue in full force and effect until terminated as hereinafter provided.

10.2      Termination. Either party hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of the giving of such notice. If a successor custodian shall have been appointed by the Board, the Custodian shall, upon receipt of a notice of acceptance by the successor custodian, on such specified date of termination (a) deliver directly to the successor custodian all Securities (other than Securities held in a Book-Entry System or Securities Depository) and cash then owned by the Company and held by the Custodian as custodian, and (b) transfer any Securities held in a Book-Entry System or Securities Depository to an account of or for the benefit of the Company at the successor custodian, provided that the Company shall have paid to the Custodian all fees, expenses and other amounts to the payment or reimbursement of which it shall then be entitled. Upon such delivery and transfer, the Custodian shall be relieved of all obligations under this Agreement. The Company may at any time immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities in the State of Ohio or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

10.3     Failure to Appoint Successor Custodian. If a successor custodian is not designated by the Company on or before the date of termination specified pursuant to Section 10.2 above, then the Custodian shall have the right to deliver to a bank or trust company of its own selection, which is (a) a “Bank” as defined in the 1940 Act, (b) has aggregate capital, surplus and undivided profits as shown on its then most recent published report of not less than $25 million, and (c) is doing business in New York, New York, all Securities, cash and other property held by the Custodian under this Agreement and to transfer to an account of or for the Company at such bank or trust company all Securities of the Company held in a Book- Entry System or Securities Depository. Upon such delivery and transfer, such bank or trust company shall be the successor custodian under this Agreement and the Custodian shall be relieved of all obligations under this Agreement. If, after reasonable inquiry, the Custodian cannot find a successor custodian as contemplated in this Section 10.3, then the Custodian shall have the right to deliver to the Company all Securities and cash then owned by the Company and to transfer any Securities held in a Book-Entry System or Securities Depository to an account of or for the Company. Thereafter, the Company shall be deemed to be its own custodian with respect to the Company and the Custodian shall be relieved of all obligations under this Agreement.

ARTICLE XI
COMPENSATION OF THE CUSTODIAN

In consideration of the services to be rendered pursuant to this Agreement, the Company shall pay the Custodian in accordance with the Fee Schedule annexed hereto as Exhibit C, which Fee Schedule may be amended by the Custodian from time to time upon thirty (30) days’ prior written notice to the Company. Any objections, corrections, or adjustments to a bill must be raised within 12 months of the billing date. After the 12-month period, all bills will be considered final.

In addition, the Company shall be responsible for and shall reimburse the Custodian for all costs and expenses incurred by the Custodian in connection with this Agreement, including (without limiting the generality of the foregoing) all brokerage fees and costs and transfer taxes incurred in connection with the purchase, sale or disposition of the Property, and all income taxes or other taxes of any kind whatsoever which may be levied or assessed under existing or future laws upon or in respect to the Property, and all other similar expenses related to the administration of the Accounts incurred by the Custodian in the performance of its duties hereunder (including reasonable attorney’s fees and expenses).

Fees and reimbursement for costs and expenses shall be paid monthly. The Custodian will submit an itemized statement to the Company each month. In the event the Custodian does not receive such payment within sixty (60) days of the date of such statement, the Custodian is hereby authorized to debit the Cash Accounts for such fees, costs and expenses.

ARTICLE XII

LIMITATION OF LIABILITY AND WARRANTIES

12.1      OTHER THAN THE EXPRESS WARRANTIES (IF ANY) MADE IN THIS AGREEMENT, THE CUSTODIAN DISCLAIMS ALL WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE APPLICATIONS, AND ALL PRODUCTS AND SERVICES PROVIDED HEREUNDER. Without limiting the foregoing, the Custodian shall not be liable for lost profits, lost business or any incidental, consequential or punitive damages (whether or not arising out of circumstances known or foreseeable by the Custodian) suffered by the Company, its customers or clients, or any third party in connection with any of the products or services made available hereunder. The Custodian’s liability under this Agreement shall in no event exceed the actual monetary damages incurred by the Company. In no event shall the Custodian be liable for any matter beyond its reasonable control, or for damages or losses wholly or partially caused by the Company, or its employees or agents, or for any damages or losses, which could have been avoided or limited by the Company giving prompt written notice to the Custodian. The Company shall bring no cause of action, regardless of form, more than one year after the Company has knowledge of the cause of action that arose.

12.2      The Custodian represents and warrants that (i) assuming execution and delivery of this Agreement by the Company, this Agreement is the Custodian’s legal, valid and binding obligation, and (ii) it has full power and authority to enter into and has taken all necessary Corporate Action to authorize the execution of this Agreement.

12.3     The Company represents and warrants that

(a)	it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the cash and securities in the accounts, to use the Custodian as its custodian in accordance with the terms of this Agreement, and to borrow money (either short term or intraday borrowings in order to settle transactions prior to receipt of covering funds), grant a lien over cash and securities, and enter into foreign exchange transactions;

(b)	assuming execution and delivery of this Agreement by the Custodian, this Agreement is the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement;

(c)	it has not relied on any written representation made by the Custodian or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of the Custodian; and

(d)	the cash and securities deposited in the Company’s accounts are not subject to any encumbrance or security interest whatsoever and the Company undertakes that, so long as liabilities are outstanding, it shall not create or permit to subsist any encumbrance or security interest over such cash and securities or cash.

12.4     The Company is an entity organized under the laws of the state in which it was formed, and is in good standing and registered to do business therein and in all legally-required jurisdictions. The obligations of the Company entered into in the name of the Company or on behalf thereof by any member of the Board, Officers, employees or agents are made not individually, but in such capacities, and are not binding upon any member of the Board, Officer, employee, agent or shareholder of the Company or the funds personally, but bind only the assets of the Company, and all persons dealing with any of the funds of the Company must look solely to the assets of the Company belonging to such Fund for the enforcement of any claims against the Company.

ARTICLE XIII NOTICES

Unless otherwise specified herein, all demands, notices, instructions, and other communications to be given hereunder shall be in writing and shall be sent or delivered to the address set forth after its name herein below:

TO THE COMPANY:	CAZ GP Stakes Fund Attn: [ ] Address: One Riverway, Suite 2000 Houston, TX 77056 Telephone: [ ]

with a copy to: Thomas J. Friedmann, Esq. Dechert LLP One International Place, 40th Floor 100 Oliver Street Boston, MA 02110 E-mail: thomas.friedmann@dechert.com

TO THE CUSTODIAN:

Fifth Third Bank, National Association
Fifth Third Institutional Services

Attn: Ryan Henrich
Mail Drop 1090X9

38 Fountain Square Plaza
Cincinnati, Ohio 45263

Telephone: 513-534-6721

Facsimile: 513-358-3526

or at such other address as either party shall have provided to the other by notice given in accordance with this Article XIII. Writing shall include transmission by or through teletype, facsimile, central processing unit connection, on-line terminal and magnetic tape.

ARTICLE XIV
MISCELLANEOUS

14.1      Governing Law. This Agreement will be governed by and construed according to the laws of the State of Delaware. The parties agree that all questions regarding the validity of electronic signatures, contracts, and other records and to electronic delivery of notices and records of transactions shall be governed by the E-Sign Act or, to the extent applicable, by the laws of the State of Delaware, including the Delaware Uniform Electronic Transactions Act.

14.2      Electronic Signatures. The parties agree that this Agreement, including any amendments or corresponding documents related hereto, unless prohibited by law, may be electronically signed, which is defined as an electronic sound, symbol or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record. The parties agree that the electronic signatures appearing on this Agreement and any corresponding documents related hereto, are the same as handwritten signatures for purposes of validity, enforcement, and admissibility, and shall be deemed an original. Notwithstanding any other provision in this Agreement to the contrary, the parties hereby agree to the use of electronic signatures on contracts and other records, to electronic delivery of notices, and records of transactions, and that the E-Sign Act applies to the fullest extent possible to validate their ability to conduct business by electronic means. The parties represent, warrant and covenant that electronic signatures on contracts, and other records submitted by Company to Custodian are created using software and processes that create valid, enforceable, and effective E-Signatures in compliance with the E-Sign Act or to the extent applicable, by the laws of the State of Delaware, including the Delaware Uniform Electronic Transactions Act.

14.3     Insurance. The Company acknowledges that the Custodian shall not be required to maintain any insurance coverage specifically for the benefit of the Company. The Custodian will, however, provide summary information regarding its own general insurance coverage to the Company upon written request.

14.4     USA Patriot Act Disclosure. Section 326 of the USA Patriot Act requires the Custodian to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Company acknowledges that Section 326 of the USA Patriot Act and the Custodian’s identity verification procedures require the Custodian to obtain information which may be used to confirm the Company’s identity including without limitation the Company’s name, address and organizational documents. The Company may also be asked to provide information about its financial status such as its current audited and unaudited financial statements. The Company agrees to provide the Custodian with and consents to the Custodian obtaining from third parties any such identifying and financial information required as a condition of opening an account with or using any service provided by the Custodian.

14.5     Compliance With OFAC. The Company warrants that neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company agrees that it will not directly or indirectly use the proceeds of the Account to lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity currently the subject of any sanctions administered by OFAC.

14.6     FDIC Insurance for Beneficial Owners. The Custodian may determine that the Company has opened an Account holding Property which may include, in whole or in part, Deposits on behalf of the beneficial owner(s) of the funds in the Account (for example, as an agent, nominee, guardian, executor, custodian or funds held in some other capacity for the benefit of others), and that those beneficial owners may be eligible for "pass-through" insurance from the FDIC. This means the Deposits held in the Account could qualify for more than the standard maximum deposit insurance amount (currently $250,000 per depositor in the same ownership right and capacity). The Custodian may determine that this Account holding Deposits may have transactional features (such as accounts with check writing capability and/or the use of debit cards) as defined in § 370.2(j) of the FDIC’s Rules and Regulations at https://www.fdic.gov/regulations/laws/rules/2000-9200.html#fdic2000part370.2. In order to comply with § 370.5(a), the Company, as the Account holder must be able to provide a record of the interests of the beneficial owner(s) in accordance with the FDIC’s requirements as specified below. Following these procedures may minimize the delay that these depositors may face when accessing their FDIC-insured funds. The FDIC has published a guide that describes the process to follow and the information the Company will need to provide in the event the Custodian fails. In addition, the FDIC published an addendum to the guide, section VIII, which is a good resource to understand the FDIC’s alternative recordkeeping requirements for pass-through insurance. The addendum sets forth the expectations of the FDIC to demonstrate eligibility for pass-through insurance coverage of any deposit accounts or deposits, including those with transactional features. The addendum will provide information regarding the records the Company should keep on the beneficial owners of the funds, identifying information for those owners, and the format in which to provide the records to the FDIC upon the Custodian’s failure. That information can be accessed on the FDIC's website at https://www.fdic.gov/deposit/deposits/brokers/part-370- appendix.html. The Company agrees to cooperate fully with Custodian and the FDIC in connection with determining the insured status of funds in such accounts at any time. In the event of the Custodian’s failure, the Company agrees to provide the FDIC with the information described above in the required format within 24 hours of the Custodian failure for all accounts with transactional features and any other accounts to which the Company will need rapid access. As soon as the FDIC is appointed, a hold may be placed on the Company’s account so that the FDIC can conduct the deposit insurance determination; that hold will not be released until the FDIC obtains the necessary data to enable the FDIC to calculate the deposit insurance. The Company understands and agrees that the Company’s failure to provide the necessary data to the FDIC may result in a delay in receipt of insured funds and legal claims against the Company from the beneficial owners of the funds in the account. If the Company does not provide the required data, the Company’s Account may be held or frozen until the information is received, which could delay when the beneficial owners would receive funds. Notwithstanding other provisions in this Agreement, this Section survives after the FDIC is appointed as the Custodian’s receiver and the FDIC is considered a third party beneficiary of this Section.

14.7     Independent Contractor. This Agreement is not a contract of employment and nothing contained in this Agreement shall be construed to create the relationship of joint venture, partnership, or employment between the parties.

14.8     References to the Custodian. The Company shall not circulate any printed matter, which contains any reference to the Custodian without the prior written approval of the Custodian, excepting printed matter contained in the prospectus, or statement of additional information or its registration statement for the Company and such other printed matter as merely identifies the Custodian as custodian for the Company. The Company shall submit printed matter requiring approval to the Custodian in draft form, allowing sufficient time for review by the Custodian and its counsel prior to any deadline for printing.

14.9     No Waiver. No failure by either party hereto to exercise, and no delay by such party in exercising, any right hereunder shall operate as a waiver thereof. The exercise by either party hereto of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein are cumulative and not exclusive of any remedies provided at law or in equity.

14.10    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, and representations regarding the subject matter of this Agreement. A change in Custodian’s interest rates or security or operating procedures does not constitute an amendment of this Agreement, and Custodian may effect such changes at any time without prior notice to the Company, provided that such modification does not create new obligations for the Company and does not materially diminish any services provided by Custodian. Provided further, the Company may execute a new Customer Profile Schedule which will be effective upon the Company’s delivery to Custodian and Custodian’s acceptance of the new Customer Profile Schedule. This Agreement is for the benefit of, and may be enforced only by, Custodian and Company and their respective successors and permitted transferees and assignees, and is not for the benefit, of and may not be enforced by, any third party. Notwithstanding any other provision in this Agreement, this document may be amended in writing with the consent of both parties.

14.11    Counterparts. This Agreement may be executed in one or more counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.12   Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

14.13   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party hereto without the written consent of the other party hereto.

14.14   Headings. The headings of sections in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered in its name and on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

[Signature Page Follows]

[Signature Page to Custody Agreement]

The Company: CAZ GP Stakes Fund

By:

Its:

The Custodian:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:

Its:

Investments and investment services are offered through or are made available by one or more of Fifth Third Bancorp's indirect subsidiaries. Investments and Investment Services:

Are Not FDIC Insured	Offer No Bank Guarantee	May Lose Value
Are Not Insured By Any Federal Government Agency		Are Not A Deposit

Fifth Third Bank, National Association

EXHIBIT A

TO THE CUSTODY AGREEMENT BETWEEN
AND FIFTH THIRD BANK

Dated        , 20

NAME OF FUND	DATE

Company:

By:

Its:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:

Its:

Investments and investment services are offered through or are made available by one or more of Fifth Third Bancorp's indirect subsidiaries. Investments and Investment Services:

Are Not FDIC Insured	Offer No Bank Guarantee	May Lose Value
Are Not Insured By Any Federal Government Agency		Are Not A Deposit

Fifth Third Bank, National Association

EXHIBIT B

TO THE CUSTODY AGREEMENT BETWEEN
AND FIFTH THIRD BANK

Dated     , 20

The terms and conditions of this Exhibit B apply (to the extent they are applicable based upon the Company’s election) to the Company electing to subscribe to the Applications as specified herein:

1.        In consideration of the fees and charges paid by the Company in connection with using the services pursuant to this Agreement, Custodian hereby grants a nonexclusive and nontransferable license during the term of this Agreement to the Company to use the Applications subject to any separate agreements required by the Custodian, including but not limited to the Manuals or Online Channel Access Agreement. The Company acknowledges that the Custodian retains full exclusive ownership of the Applications and the Company shall not grant any license or right to use the Applications without the prior written consent of Custodian, which consent may be withheld in its discretion.

2.        Use of the Applications requires the Company to obtain proper identification codes. The Company may request establishment on the applicable Application of the Company ID to be used by the Company and its employees when accessing the applicable Application via the applicable Interface. The Company ID setup and standard maintenance will be performed at Custodian’s convenience and in accordance with Custodian’s general timeframes and scheduling. The Company shall provide Custodian with prompt written notice of all the Company IDs that are no longer active should be deleted and/or should otherwise be changed. Although not obligated to, Custodian reserves the right at its option and without notice to suspend the password on a the Company ID or deactivate and/or delete any the Company ID if it has not successfully logged on to the applicable System in a sixty day period (or other interval determined from time to time by Custodian), if it has shown suspicious activity or if Custodian determines that there is or may be a violation of Custodian’s then current security procedures or standards involving the applicable System or the Company’s access to the same. Custodian reserves the right (but shall not have any obligation) to request that the Company designate in writing those employees or agents of the Company who may authorize establishment of the Company IDs on the applicable System. However, the Company shall be solely responsible for any unauthorized access to the applicable System and the Company’s data therein via the applicable Interface where such access includes but is not limited to theft, unauthorized the Company, employee or agent access, action taken on behalf of the Company or at the request of the Company’s employees or agents (even if not authorized) and/or failure to notify Custodian in writing and independently verify suspension of a password on a the Company ID or inactivation and/or deletion of a the Company ID.

3.        In addition to the covenants and obligations of the Company stated elsewhere in this Agreement, the Company further acknowledges and agrees:

a.	Upon the termination of this Agreement, the Company shall, at its own cost and expense, deliver any printed versions of any manuals, documentation or writings, along with any copies thereof, pertaining to the use of the Applications or the Interfaces to a location designated by Custodian.

b.	The Company will cause all persons utilizing the Interfaces to treat all applicable user and authentication codes and passwords with extreme care.

c.	Custodian is hereby irrevocably authorized to act in accordance with and rely upon Instructions received by it through the Interfaces. The Company shall be solely responsible for the quality, accuracy, and adequacy of all information and Instructions supplied to Custodian via the Interfaces or otherwise provided to Custodian hereunder, and Custodian shall not be liable for any damage, loss or expense whatsoever resulting to the Company or its customers as a result of the lack of quality, inaccuracy or inadequacy of such information other than as may arise from a defect in the Interfaces or the Applications involving Custodian’s receipt of such information. The Company will establish and maintain adequate audit controls to monitor the quality and delivery of such data.

d.	The Company shall comply with all federal, state and local laws and regulations applicable to its business operations or to the Company as a result of this Agreement and will acquire all the rights and licenses deemed necessary by Custodian for Custodian to interface with the Company, or vice versa, and for Custodian to provide the services contemplated under this Agreement.

e.	The Company shall be solely responsible for all record keeping as may be required of it under any federal, state or local laws and regulations. Except as hereinafter provided or as may be required under any federal, state or local laws and regulations, Custodian shall not be obligated to retain any records of any services performed hereunder for a period beyond seven calendar days after delivery of the records to the Company.

4.	The Company agrees to the following general provisions related to the Applications:

a.	Except for the Applications themselves, the Company shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to its computer systems, communications services, Internet access accounts, dedicated line or direct dial-up equipment necessary for the Company to access and utilize the Applications via the Interfaces. Custodian shall not be responsible for the reliability or availability of any such equipment or services including but not limited to any third party access providers. The Company further agrees to obtain and utilize computer systems and communications equipment, which meet the minimum specifications for using the Interfaces and the Applications, set forth in this Agreement, the Manuals, or the Online Channel Access Agreement.

b.	The Company acknowledges that neither the services pursuant to this Agreement nor any information provided to the Company by the Custodian through the Applications is intended to supply tax, investment or legal advice. Although the Applications may provide information that may lead to recommendations about how and where to invest and what to buy, none of these recommendations are developed or endorsed by Custodian.

c.	The Company agrees to pay all taxes of whatever nature including, but not limited to, any income, franchise, sale, use, property, transfer, excise and other taxes now or hereafter imposed by any governmental body or agency upon the Company’s accessing the Applications via the Interfaces and the Company’s use of the services pursuant to this Agreement, but excluding any taxes payable by Custodian on the receipt of fees under this Agreement.

d.	The Company assumes full responsibility for the consequences of any and all use, misuse or unauthorized use of the Applications, the Interfaces, the Manuals, or the services pursuant to this Agreement whether by the Company’s personnel or others who gain access as provided to the Company, lawfully or unlawfully, to the Applications, the Interfaces, the Manuals, or the services pursuant to this Agreement.

e.	Custodian shall not be obligated to act upon, or be liable for failure to act upon, any Instruction, Transaction, or modification or cancellation thereof received by Custodian via the Interfaces that is not performed in accordance with the Manuals, the Online Channel Access Agreement and/or this Agreement.

f.	The Company shall not copy or modify, or by its action or inaction permit to be copied or modified, the Applications or any other part of the Interfaces, whether in printed or computer data form. The Company agrees to abide by all copyright laws regarding the use and possession of the Applications and all other related software applications associated with the Interfaces.

g.	The Company hereby represents, acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to Custodian and that there may be more secure methods of transmitting Instructions to Custodian than the method(s) selected by the Company hereunder. The Company hereby agrees that the security procedures (if any) to be followed in connection with the Company’s transmission of Instructions via the Interfaces provide to the Company a commercially reasonable degree of protection in light of the Company’s particular needs and circumstances.

h.	In the event the Interfaces are provided by or through one or more third parties (e.g., through the Internet access provider, a third party carrier, etc.), the Company acknowledges and agrees that Custodian shall have no responsibility or liability whatsoever for any actions or inactions of such third parties, including, but not limited to, inability to access the Applications, interruption in access to the Applications, or error or inaccuracies in data received by the Company. Not limiting the generality of the foregoing, Custodian’s only obligation will be to make available the Applications in accordance with Custodian’s usual and customary standards in effect from time to time.

i.	services pursuant to this Agreement provided via the Applications shall be provided via the applicable CAD Interface or Channel Access Interface in accordance with the terms, conditions and procedures contained in this Agreement, in the of relevant Manuals, or in the Online Channel Access Agreement, as applicable and which, if applicable, are incorporated herein by reference.

j.	The Company will seek to resolve errors, which may result from its use of the Systems, including errors as to its customers and will provide, promptly upon request, any information not otherwise restricted which is requested in connection with such errors.

k.	Custodian and the Company shall maintain knowledgeable personnel and procedures to resolve disputes between and among any of the parties connected with the Applications. Such disputes would be those relating to the proper and timely receipt and delivery of Instructions, Account information, Corporate Action information or Voluntary Election Instructions, including but not limited to, disputes arising out of the failure of any of the parties in connection with the Company’s use of the Applications or the Company’s violation of the provisions contained in the Manuals, Online Channel Access Agreement, or any applicable law or regulation. The Company shall be solely responsible for compliance with all applicable federal, state and local statutes, rules and regulations relating to error resolution, if any.

EXHIBIT C

FEE SCHEDULE

**This page intentionally left blank.

SCHEDULE A

FIFTH THIRD BANK
GLOBAL CUSTODY NETWORK

COUNTRIES AND SUB-CUSTODIANS
FOR

         , 20

COUNTRY	SUB-CUSTODIAN

Argentina	Banco Rio de la Plata, SA
Australia	Commonwealth Bank of Australia, Ltd.
Austria	Bank Austria AG
Bangladesh	Standard Chartered Bank
Belgium	Banque Bruxelles Lambert
Bermuda	The Bank of Bermuda
Botswana	SCMB (Stanbic Bank Botswana)
Brazil	The Bank of Boston
Bulgaria	ING Bank Sofia
Canada	Royal Bank of Canada
Chile	The Bank of Boston
China	Standard Chartered Bank
Colombia	Cititrust
Croatia	Privredna Banka
Cyprus	Bank of Cyprus
Czech Republic	Ceskoslovenska Obchodni Bank
Denmark	Den Danske Bank
EASDAQ	Banque Bruxelles Lambert
Ecuador	Citibank
Egypt	Citibank
Estonia	Hansabank
Euromarkets	Euroclear
Finland	Merita Bank, Ltd.
France	Banque Paribas
Germany	Dresdner Bank
Ghana	SCMB (Merchant Bank of Ghana Ltd.)
Greece	Paribas, Athens
Hong Kong	Hongkong and Shanghai Banking Corp.
Hungary	Citibank Budapest
Iceland	Landsbanki
India	State Bank of India

COUNTRY	SUB-CUSTODIAN

Indonesia	Hongkong and Shanghai Banking Corp.
Ireland	Allied Irish Banks Plc.
Israel	Bank Leumi LE- Israel B.M.
Italy	Banca Commerciale Italiana
Ivory Coast	Societe Generale de Banques en Cote d’Ivoire
Japan	Bank of Tokyo Mitsubishi Ltd.
Jordan	The British Bank of Middle East
Kenya	SCMB (Stanbic Bank of Kenya Ltd)
Latvia	Societe Generale
Lebanon	The British Bank of the Middle East
Lithuania	Vilniaus Bankas
Luxembourg	Banque Internationale a Luxembourg
Malaysia	Hongkong Bank Malaysia Berhad
Mauritius	Hongkong and Shanghai Banking Corp.
Mexico	Banco Nacional de Mexico
Morocco	Banque Commerciale du Maroc
Namibia	SCMB (Stanbic Bank Nambia Ltd.)
Netherlands	Mees Pierson
New Zealand	ANZ Banking Group Ltd.
Nigeria	SCMB (Stanbic Bank Nigeria Ltd.)
Norway	Den Norske Bank
Oman	The British Bank of the Middle East)
Pakistan	Standard Chartered Bank
Peru	Citibank NA
Philippines	Hongkong and Shanghai Banking Corp
Poland	Bank Handlowy W Warszawie
Portugal	Banco Comercial Portugues
Romania	ING Bank- Bucharest Branch
Russia (Min Fin only)	Bank for Foreign Trade
Russia (Equities & Bonds)	Unexim Bank
Russia (Equities)	Credit Suisse First Bonston Ltd- Moscow
Singapore	Development Bank of Singapore
Slovakia	Ceskoslovenska Obchodna Banka
Slovenia	Banka
South Africa	Standard Bank of South Africa
South Korea	Standard Chartered Bank
Spain	Banco Bilbao Vizcaya
Sri Lanka	Standard Chartered Bank
Swaziland	SCMB (Stanbic Bank Swaziland Ltd)
Sweden	Skandinaviska Enskilda Banken
Switzerland	Union Bank of Switzerland
Taiwan	Hongkon and Shanghai Banking Corp.
Thailand	Standard Chartered Bank

COUNTRY	SUB-CUSTODIAN

Tunisia	Banque Internationale Arabe de Tunisie
Turkey	Ottoman Bank
Ukraine	Bank Ukraina
United Kingdom	The Bank of New York
Uruguay	BankBoston
Venezuela	Citibank NA
Zambia	SCMB (Stanbic Bank Zambia LTd)
Zimbabwe	SCMB (Stanbic Bank Zimbabwe Ltd)

Schedule B – Company Profile Schedule

Part A – Elections

Additional Account Services to be used, which may require additional Agreements
☐	Clearwater Analytics
☐	Pledged Accounting Services
☐	Segregated Global Account
☐	Accounting Interface
☐	BankSafe Only Account
☐	Securities Lending
☐	Planned Giving Services (Gift Wrap)
☐	Retirement Plan Distributions (Paying Agent)
☐	Fund Track
☐	FAS 157 or GASB 72 Information Reporting Confirm Year End:
☐	GlobeTax Enhanced Services (Limited Services are standard)
☐	Other (Describe):

SEC Shareholder Communications Disclosure (All accounts must complete)

The Securities and Exchange Commission (SEC) has adopted a rule that requires Fifth Third Bank, as holder of securities, to contact Customer, the beneficial owner having authority to vote those securities, to determine whether Customer would like Fifth Third Bank to provide Customer's name, address and share position to companies whose shares Fifth Third Bank holds for Customer's benefit. If Customer does not object, Fifth Third Bank will release the above information to requesting companies and Customer will receive annual and quarterly reports, proxies, and other corporate communications directly from these companies. These companies are prohibited from using Customer's name and address for any purpose other than corporate communications. If Customer does object to such release or to the receipt of shareholder information, Fifth Third Bank will not release Customer's shareholder status to requesting companies.

☐     Company objects to Fifth Third Bank releasing Customer’s name to companies

☐     Company does not object to Fifth Third Bank releasing Customer’s name to companies (Default)

Cash Management

For Non-ERISA Accounts where Fifth Third Bank does not have sole investment discretion: The cash management vehicle selected during discussion with Fifth Third Bank is indicated below. If a cash management vehicle is not selected during discussion with Fifth Third Bank, the customer hereby directs the use of the Federated Government Obligations Fund Premier (Ticker: GOFXX ACI: 99FEDGOP6).

Entities that are required to complete a W-8 must select a non-sweep investment during discussions with Fifth Third Bank OR if choosing a Sweep vehicle may only elect BankSafe.

For ERISA or IRA accounts, where Fifth Third does not have sole investment discretion: The cash management vehicle selected during discussion with Fifth Third Bank is indicated below. If a cash management vehicle is not selected during discussion with Fifth Third Bank, the customer hereby directs the use of the Federated Government Obligations Fund Premier (Ticker: GOFXX ACI: 99FEDGOP6).

BankSafe Information: Fifth Third Bank maintains a deposit account product called BankSafe for which Fifth Third Bank may receive compensation. The BankSafe interest rate paid is at least the calculated average using the seven day yield for three specific high quality, government money market mutual funds. BankSafe Premium may be available to accounts with balances of at least $1,000,000 held in BankSafe. The interest rate for BankSafe Premium includes an additional bonus rate, which at times may be 0%. The BankSafe Oversight Council may make changes to the governmental money market funds periodically. Fifth Third Bank may use BankSafe and BankSafe Premium funds to support other bank products and receives compensation based on the difference in the interest rate earned on those other bank products and the BankSafe rate. BankSafe is an FDIC insured investment and is considered a demand deposit account for FDIC insurance purposes. The selection of a cash sweep vehicle is made below.

Deposit and credit products provided by Fifth Third Bank, National Association.

Member FDIC. Equal Housing Lender.

Cash Management Election (Select one option only)

☐	SWEEP Vehicle: Invest/Withdraw from the following cash management option	Insert Vehicle Name, ticker and/or cusip:

☐	Check or Wire Transfer according to these instructions	Bank Name: ABA # Credit Account #:

☐	Credit/Charge your Fifth Third Checking or Savings Account	Account Number:

☐	Net Settlement as directed by Customer Insert Instructions in box	Instructions:

Note: If this Custody Agreement is for an omnibus account and a retail fund is selected for the sweep vehicle, a Natural Citizen Form will be required to disclose that the account is eligible for a retail fund.

Proxy Communication (Select one below)
☐	Banksafe Only (Customer is not required to indicate an authorized individual to vote proxies)
☐	Forward proxies to the Investment Manager/Advisor indicated on the Authorized Signer document if proxy voting is selected (individuals may be named on another document supplied by the Investment Manager/Advisor). This only applies to accounts with an Investment Manager/Advisor. Accounts managed by the client will follow one of the 2 other options below.
☐	Forward all proxies to the “Company Contacts” selected on the Authorized Signer document, and the client will vote, execute and mail all proxies. to the address specified in the proxy voting materials.
☐	Forward all proxies to our proxy service provider indicated in the “Other Party Contacts” on the Authorized Signer document (individuals may be named on another document supplied by the Investment Manager/Advisor), at the mailing address and contact information below to be executed and voted on our behalf:
Proxy Service Provider Information (Company Name, Contact Name, Address, Phone and Email)

Selection of Cost Basis Write Down Method
Fifth Third Bank is required to identify the cost basis of certain covered securities and to report the cost basis of such securities sold in certain accounts. We are required to report the holding period for those securities as to whether they are short or long term in addition to the gross proceeds of sales to the IRS. As an account owner of an account at Fifth Third Institutional Services, you have the right to select the method used to identify the cost basis when securities are traded.

FOR CUSTODY ACCOUNTS, DIRECTED TRUSTS, OR OTHER ACCOUNTS FOR WHICH FIFTH THIRD BANK DOES NOT HAVE SOLE INVESTMENT DISCRETION ("NON-MANAGED ACCOUNTS") ONLY; Below, please select the Cost

Basis Write Down method you would prefer to use when selling securities in this account. If no selection is made below, the current default method for your type of account will be used. For information on the default for your type of account, please contact your Relationship Manager. Should you desire to use a different cost basis for an individual transaction or change the method in the future, you may do so by contacting your Relationship Manager.

☐	First In First Out	☐	Maximum Gain Minimum Loss
☐	Last In First Out	☐	Minimum Gain Maximum Loss
☐	Average Write Down	☐	Maximum Loss Minimum Gain
		☐	Minimum Loss Maximum Gain

Schedule B – Company Profile Schedule

Part B – Disclosures and Consents

Cash Management Practices

In the event a transaction requested by the Client results in an overdraft in the available income or principal cash balance in the account, Fifth Third Bank may, in its sole discretion, withhold subsequent cash balances received from the investments until such time as Fifth Third Bank has recouped costs incurred due to the overdraft. (Note: Overdraft policy does not apply to ERISA and Non-ERISA retirement plans.)

Mutual Fund Fee Sharing Arrangements

Mutual funds not managed or associated with Fifth Third Bank or its affiliates, may be used as an investment vehicle. Fifth Third Bank or its affiliates may receive compensation for certain services provided to these funds from time to time. Descriptions of these fees are contained in the respective mutual fund prospectus or are available upon request. In certain circumstances and for all ERISA accounts, revenue sharing will be returned to the account.

Broker Confirmations

Fifth Third Bank will render monthly or quarterly statements of receipts and disbursements together with a statement listing the market value of all assets held under the terms of this Agreement. Client expressly waives Client's right under Federal Reserve Board Regulation H to receive copies of broker/dealer confirmations on all securities trading on this account. Upon Client's request, however, Fifth Third Bank will make available at no additional cost, a Transaction Advice Statement in the form of a broker/dealer confirmation.

Unlawful Internet Gambling Enforcement Act Notification

Commercial/Business Customers. Restricted transactions are prohibited from being processed through any Fifth Third Bank account or relationship. A restricted transaction includes, but is not limited to, any transaction or transmittal involving any credit, funds, instrument, or proceeds that any person engaged in the business of betting or wagering knowingly accepts, in connection with the participation of another person in unlawful Internet gambling. It includes credit or the proceeds or extension of credit (including credit extended by use of a credit card); electronic fund transfers or funds transmitted by or through a money transmitting business; or a check, draft or similar instrument that is drawn on or payable at or through any financial institution. Unlawful Internet gambling means to place, receive, or otherwise knowingly transmit a bet or wager by any means which involves the use, at least in part, of the Internet where such bet or wager is unlawful under any applicable Federal or State law in the State or Tribal lands in which the bet or wager is initiated, received, or otherwise made.

Fee Schedule Acknowledgement

Client acknowledges that Client has received the Schedule of Fees currently in effect for Client's account(s), including a schedule of fees for any special services that may be provided on Client's behalf.

Fifth Third Privacy Policy

As a client of Fifth Third Bank you must receive a copy of the "Privacy Policy for Consumers" when opening an account. Fifth Third may make changes to these notices from time to time. Privacy policies are available to you at https;//www.53.com/content/fith-third/en/privacy-security.html or by searching Privacy at www.53.com

Soft Dollar Arrangements

When appropriate under its discretionary authority and consistent with its duty to seek best execution, Fifth Third Bank directs trades for client accounts to brokers who provide the firm with brokerage and research services. Section 28(e) of the Securities Exchange Age of 1934 ("Exchange Act") provides a safe harbor to money managers who use the commission dollars of their advised accounts to obtain investment research and brokerage services ("soft dollars"), provided that certain conditions are met. Such conditions allow an adviser money manager to pay more than the lowest available commission for brokerage services if it determines in good faith that: (1) the brokerage and research services fall within the definitions set forth in the Exchange Act; (2) the brokerage and research services provide lawful and appropriate assistance in the investment decision-making process; and (3) the commission paid is reasonable in relation to the brokerage and research services provided. The receipt of brokerage and research services in exchange for soft dollars benefits Fifth Third Bank by allowing it to supplement its own research and analysis activities, to receive the views and information from research experts, and to gain access to persons having special expertise on certain companies, industries, areas of the economy, and market factors. Such brokerage and research services are provided to Fifth Third Bank in connection with its investment decision-making responsibilities and they enhance the firm's capability to discharge those responsibilities. Brokerage and research services acquired with soft dollars include, but are not limited to: written and oral reports on the economy, industries, sectors and individual company or issuers; appraisals and analysis relating to markets and economic factors; statistical information, accounting and tax considerations; political analyses; reports on legal developments affecting portfolio securities; information on technical market actions; credit analysis; on-line quotations, trading techniques, and other trading systems; risk measurements; analyses of corporate responsibility issues; research related on-line news services; seminars; on-set visits; asset allocation software; pricing; indices data; and financial and market database services.

Fifth Third Bank selects brokers based on an assessment of their ability to provide quality executions and its belief that the research, information, and other eligible services provided by these brokers benefit client accounts. It is not possible to place a precise dollar value on the special executions or on the brokerage and research services Fifth Third Bank receives from brokers. Accordingly, brokers selected by the firm are paid commissions for effecting portfolio transactions for client accounts that may be in excess of amounts other brokers would have charged for effecting similar transactions.

The use of client commissions to pay for research and brokerage services presents Fifth Third Bank with a potential conflict of interest because it receives a benefit that it does not have to pay for from its resources, and it could be incented to select brokers based on receiving brokerage and research services rather than receiving the most favorable execution price. In addition, Fifth Third Bank shares brokerage and research services obtained with soft dollars with our Registered Investment Adviser affiliates which may benefit from such research without contributing to the commissions with which such research was acquired. Our Registered Investment Adviser affiliates also share certain information, including third-party research, with us even though our clients may not have contributed to the commissions that helped produce or acquire such information. Also, analysts and portfolio managers in the Equity and Fixed Income Departments across Fifth Third Bank and our Registered Investment Adviser affiliates may share investment ideas and strategies exclusive to their respective firms or departments, which may be paid for with soft dollars generated by that firm or department. We believe that, in the aggregate and over time, sharing the research and brokerage products and services benefit our clients and assist us in fulfilling our overall duty to our clients.

Selected products or services provided by brokers have administrative, marketing, or other uses and do not constitute brokerage research services within the meaning of the Exchange Act. These are referred to as "mixed-use" products and services. Fifth Third Bank evaluates mixed-use products and services and attempts to make a reasonable allocation of the cost of these products or services according to the intended purpose, including the number of users or the amount of time that different functions utilize the product or service. A conflict of interest can arise in allocating the cost of mixed-use items between research and non- research products and services. The portion of a product or service attributable to eligible brokerage or research services will be paid through brokerage commissions generated by client transactions, the remaining cost of the product or service will be paid by Fifth Third Bank from its own resources.

GlobeTax Services Fees (Foreign Tax Withholding Reclamation)

As part of your investment strategy, the account may invest in global (foreign) securities through the use of American Depository Receipts (ADRs) and/or Canadian shares. Income generated from these investments may be subject to the withholding of foreign taxes prior to being paid into your account. In order to recover a portion of the withholding, Fifth Third Bank has engaged Globe Tax Services, Inc. (GlobeTax), a worldwide leader in cross-border withholding tax recovery, for those recovery services. All accounts are being automatically enrolled in the basic level of foreign tax reclamation services offered by GlobeTax. GlobeTax charges a fee of 6% of the benefit received per beneficial owner for the basic level of services. As a part of GlobeTax's services, please note that personal/corporate information on the owner's or beneficial interest holders will be shared with the particular foreign taxing authority where the claim is being filed. GlobeTax offers an enhanced level of services for those accounts that may need additional support for recovery services. You may contact your Relationship Manager if you want to evaluate the enhanced services and fees associated with the enhanced services.

Loans to Trust or Investment Management Accounts

A conflict of interest may exist when Fifth Third Bank, as lender, makes a loan to the grantor of a revocable trust or to the principal of an investment management account, where the assets of the account securing the loan are managed by Fifth Third Bank, because the Bank may optimize the account’s investment performance to ensure that the Bank, as lender, has sufficient loan collateral to protect the Bank. In order to address this potential conflict, lending from Fifth Third Bank to revocable trusts and/or investment management accounts is isolated from the fiduciary area of the Bank. Lending arrangements such as these are established in coordination with the commercial and/or private bank lending departments of Fifth Third Bank to protect against such conflict.

Important Information About Opening an Account

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

What this means for you: When you open an account, we will ask for your name, address, date of birth and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

Acknowledgement:

By signing this Investment Management Agreement, the customer confirms that the information provided in this Schedule B - Customer Profile Schedule, including Part A and Part B is accurate and complete and consents to the use of the cash management vehicle elected above of the default absent an election. The client consents to the shareholder communication selected in Schedule B Part B unless Fifth Third is notified otherwise in writing.

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